Exhibit 99.3

Transcept Announces Plans to Reduce Expenses by Decreasing Staff Following

Complete Response Letter from FDA on Intermezzo® New Drug Application

Pt. Richmond, CA – July 15, 2011 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) announced today plans to reduce operating expenses by eliminating approximately 45% of its workforce following notification from the U.S. Food and Drug Administration (FDA) that the resubmitted New Drug Application (NDA) for Intermezzo® (zolpidem tartrate sublingual tablet), the company’s lead product candidate, cannot be approved in its present form. Intermezzo® is being developed for use as-needed in the treatment of insomnia when a middle-of-the-night awakening is followed by difficulty returning to sleep.

Glenn A. Oclassen, President and Chief Executive Officer commented, “Our staffing needs have changed after the recent news from the FDA on the regulatory status of Intermezzo®. We are therefore phasing out certain positions that are non-essential to our plan to pursue potential paths forward with the FDA on the Intermezzo® NDA, and to continue development of our TO-2061 program. This cost containment step is consistent with our long standing principle of conservative cash management.”

Mr. Oclassen continued, “This decision was a difficult one for all of us and was made all the more challenging by the high quality of the people affected. We are extremely grateful to our all employees for their significant efforts and contributions to Transcept.”

As previously announced, Transcept had cash, cash equivalents and marketable securities of approximately $59.6 million at June 30, 2011. Cash use during the quarter ended June 30, 2011 averaged approximately $1.2 million per month.

Transcept expects to record a restructuring charge of approximately $1.1 million in the third quarter of 2011, representing severance and benefit continuation expenses, the majority of which will be paid in the third quarter of 2011. Transcept also expects to record a stock compensation charge associated with the modification of certain stock options in connection with the restructuring that will be determined and recorded in the third quarter of 2011. Transcept expects the organizational change will reduce current annualized payroll and benefit expenses by approximately $2.1 million.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expectation that Transcept will determine potential paths forward toward the potential approval of Intermezzo® and financial guidance with respect to restructuring charges and expense levels. Such statements are based on management’s current expectations, but actual events and results may differ materially due to various risks and uncertainties, including, but not limited to, the ability of Transcept to develop a viable path forward to obtain FDA approval of Intermezzo® and variability in future financial projections. See the “Risk Factors” section of Transcept periodic reports filed with the SEC for additional information about the risks of investing in Transcept. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com